EXHIBIT 99.2

Transcript of Conference Call

Nancy O’Donnell: Forward Looking Statements —This presentation contains forward-looking statements relating to results of operations, benefits of certain programs; market penetration and market strategies. Such statements are made based on management’s beliefs as well as assumptions made by, and information currently available to, management, pursuant to “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. While these statements reflect our best judgement, they are subject to risks and uncertainties that could cause a change in focus and direction. A discussion of certain risk factors that may cause actual results to differ from these forward-looking statements can be found in S1’s Annual Report on Form 10-K for the period ended December 31, 2000, on file with the SEC.

Jaime Ellertson: Good afternoon everybody and welcome to today’s call. I am especially pleased to share our second quarter results with you today because I believe that S1’s second quarter represents a milestone for the company. Through a combination of revenue growth, significant progress in expense rationalization, and execution on our business plan, S1 reached profitability on an EBITDA basis – the first company in the eFinance sector to do so. In addition to achieving this goal three quarters ahead of expectations, we also stabilized our cash burn, ending the quarter with $141 million in cash, and generating $9.4 million in cash from operations during the quarter. Our numbers and actual results establish S1 as the leader in eFinance.

Regardless of your measurement – profitability, revenue, market share, customer base, market cap or even cash in the bank – S1 is the clear leader. As a matter of fact, in Q2, S1 generated more revenue, signed more customers, and has more cash on-hand than all of our domestic public competitors combined. Let me give you a few of the metrics by which we measure our performance:

•	we signed 82 new customers this quarter, up from 72 last quarter; S1 now counts as customers over 1,900 financial institutions worldwide;

•	we generated $160,000 dollars in annualized revenue per employee in the second quarter, up 13% since last quarter;

•	we actually increased our R&D spending by half a million dollars to a Q2 total of $14 million dollars at a time when almost all of our competitors are scaling back their investments in future development – the growth engine of successful companies;

•	and again, we stabilized cash burn, with a $9.4 million dollar increase in cash from operations this quarter, ending the second quarter with $141 million on hand.

We are excited about these quarterly results, particularly because the metrics we generated this quarter, from EBITDA profit to cash generation to revenue per employee and new customers signed, demonstrate the strength of our business model and the successful execution of our Enterprise eFinance strategy. And before we turn to the specifics of the numbers I would like to discuss this strategy, which is allowing us to produce positive results and further differentiate ourselves from our traditional competition who is still talking about forecasted profitability and customer growth.

First, we believe that S1’s progress in all facets of its business this quarter substantiates our leadership position. However, let me clearly define leadership – it’s not just leadership in the historically defined Internet banking space, but it is leadership in the emerging Enterprise eFinance space. We define this Enterprise eFinance market as extending past single applications, such as Internet Banking and other point products, to solutions that address the financial institution’s major business lines and products, including corporate and retail banking, investment and insurance, as well as the major customer interaction points, such as the branch, advisors, ATMs, and the web. In short, our definition of Enterprise eFinance takes a customer-centric view of the enterprise and delivers multiple applications across multiple channels resulting in a compelling experience for all financial customers. By executing on our Enterprise eFinance strategy, our customers will:

1.	Have complete view of their relationship with their customers, which will ensure better customer service, ultimately resulting in greater customer retention

2.	They will have a greater ability to cross-sell and up-sell more products to their customers, which will result in greater revenue, profits and asset accumulation;

3.	And finally, they will experience substantial cost reductions through leveraging a common architecture for rapid, cost-effective deployment of applications across all the financial institution’s enterprise touch points

S1 is the only vendor who is taking this holistic approach to financial services delivery. Our Enterprise eFinance strategy and the first-mover advantages it affords us will be the core of our revenue and market growth plans moving forward.

As evidenced by our second quarter results, S1’s Enterprise strategy is working. It is resonating with both large and small financial institutions today. It is paying dividends across every aspect of our business and perhaps most importantly, our strategy is positioning us for revenue growth and profitability in the future. With that being said, I’d like to walk you through some of the operating highlights for the quarter, but first I’ll turn it over to Bob Stockwell for a review of the numbers.

      Robert Stockwell: As Jaime has already noted, we are extremely pleased by the financial results for the second quarter. Clearly the results reflect the substantial progress that has been made in integrating prior acquisitions and reducing expenses for the entire organization, resulting in, for the first time not only in the Company’s history, but also in the sector, both a positive EBITDA and a positive cash flow from operations. EBITDA, as defined, reflects earnings before interest, taxes, depreciation and amortization and also excludes merger-related costs, one time restructuring charges, stock option compensation expense, non-cash marketing expense from warrants issued, loss on sale of subsidiary and equity in net loss of affiliate.

      Revenues for the second quarter were $66.1 million with a positive EBITDA of $310 thousand or $0.01 per share as compared to an EBITDA loss of $0.27 per share in the prior year quarter. Excluding the one-time restructuring charge of $9.2 million, the loss was $0.58 cents per share. Overall, the net loss for the second quarter was $0.74 per share.

      I want to briefly review the significant financial highlights for the period and then discuss several of these items in more detail.

•	Second quarter revenues of $66.1 million represented a $7.0 million or 12% growth over the second quarter of 2000.

•	Both licenses and data center revenues were up compared to the same quarter last year – licenses were up 13%, and most significantly, the data center revenues increased by 123%.

•	While revenues increased at a 12% pace, the gross margin increased from 44% for the second quarter last year to 58% for the second quarter this year.

•	While revenue and gross margins grew, operating expenses – including Selling and Marketing, Product Development and General and Administrative – actually declined by 7% over the second quarter of 2000.

•	As compared to the first quarter of 2001, operating expenses remained flat. This, combined with the substantial increase in gross margin resulted in a $9.9 million improvement in EBITDA as compared to the first quarter of 2001.

•	During the second quarter, we completed a planned restructuring of our European operations and, in addition, revised upwards the estimated cost of the domestic restructuring entered into in the fourth quarter of 2000.

•	And finally, and most importantly, our cash position actually increased slightly from $139.9 million at the end of last quarter to $140.7 million at June 30.

If you will now turn to slide 3.

      This slide represents a comparison of the second quarter 2001 versus the second quarter of 2000. Please note that this is the first year over year comparison in which all major acquisitions are included in both quarters.

      As referred to earlier, revenues grew 12% to $66.1 million and the gross margin increased by $12.0 million to $38.1million. In addition, the gross margin percent increased dramatically from 45% in the first quarter of 2001 to 58% in the second quarter of this year. I will discuss both of these in more detail in a moment.

      As we noted in the first quarter call, we intended to continue rationalizing the costs of operations throughout the company during the remainder of 2001. This continued focus on cost is not only reflected in the increased margins, but also in the reduced operating expenses of the business. Not only did we reduce the cost of delivering our professional services during the quarter by over $6 million as compared to the first quarter of 2001, we also reduced the cost of general and administrative expenses by $1.8 million as compared to the first quarter of 2001. Because we strongly believe that it is critical that we continue to invest in sales, marketing and product development to drive future growth in top line revenues, we reinvested the savings in G&A back into these two critical areas.

      As we noted in the first quarter call, we anticipated that we might enter into another restructuring during 2001. We completed the further restructuring in our European operations during the second quarter and took a charge of approximately $5.5 million. Over 80% of the current quarter restructuring charge is related to the cost of disposing of real-estate that is no longer needed in operations. In addition, due to the significant softening in the real estate markets in the US, we have increased our estimates of the cost of disposing of the excess real provided for in the fourth quarter of last year. As a result of this change in estimate, we have taken an additional $3.7 million charge to increase the restructuring reserve established in the fourth quarter of 2000. Overall, 93% of the $9.2 million restructuring charge is related to the future disposal of excess real estate.

      While we have made significant strides forward from an overall cost reduction standpoint, we plan to continue throughout 2001 to look for ways to improve on our efficiency and better leverage our existing cost base.

Please turn to slide 4, which is titled Revenues and Gross Margins.

      Software license revenue during the second quarter was $17.3 million – up 13% over the previous year quarter and up 26% over the first quarter of 2001. The related gross margin increased from 92% in the second quarter of last year to 93% this quarter, and remains at the high end of the anticipated range.

      Professional services revenue during the second quarter was $36.4 million – down slightly as compared to the year ago quarter. However, as I have noted, due to the significant reduction in the cost of delivering our professional services, the related gross margin increased from 31% in the second quarter of 2000 and 32% in the first quarter of 2001 to 44% in the second quarter of 2001. The lower costs are primarily related to reduced head count as we rationalized resources in this are to fit current demand.

      Our most consistent source of revenues continues to be our data center revenues. Data center revenues increased by over $6.5 million, or 123% as compared to the second quarter of last year. In addition, data center revenues increased by $1.6 million, or 16% as compared to the first quarter of 2001. Not only did we experience substantial growth year over year and sequentially, but we were also able to further reduce the cost of delivering data center services as compared to the first quarter of this year. The net result of an increase in revenue and a decrease in cost is a strong increase in the data center gross margin. The current gross margin of 47% is a substantial increase over the 10% margin in the year ago quarter and 34% margin in the first quarter of 2001.

      In addition, I wanted to note the total recurring revenues reflected in our income statement. When we combine maintenance and support revenues, that are reported in our professional services line, with our data center revenues - as a percentage of revenues, the recurring revenues amount to 31% in the second quarter of this year as compared to approximately 20% last year. This is an important metric to us and we will continue to provide this to you in the future.

Please turn to slide 5, titled Cash and Cash Usage.

      While we are very proud of our efforts to reduce costs and drive gross margins, we also continued our focus on generating cash. Our success in this area is no better noted that in the fact that our cash balance as of June 30, was $140.8 million, which is slightly ahead of the last quarter. Not only did we reach a positive EBITDA, but, as noted on this slide, we also generated cash from operations.

•	We started the quarter with $139.9 million in cash.

•	During the quarter, we generated $9.4 million cash from operations.

•	In addition, we reduced our debt by $4.4 million; and

•	Reinvested $4.5 million in capital expenditures.

The above changes resulted in an increase in cash during the quarter of $800 thousand.

      As we noted in the first quarter call, we continued to focus on collections of Accounts Receivables. As a result, DSO’s declined from 147 days at the end of last year to 102 days at June 30. While still not optimal, the trend is heading in the right direction and remains a focus for the company.

      I now want to turn to a discussion of our anticipated results for the third quarter of this year.

•	We anticipate revenues for the third quarter will range from $65 to 70 million and EBITDA to be positive in the $2-3 million range.

•	I further want to reiterate the prior annual revenue guidance given. We remain comfortable with our annual revenue guidance of $275 – $285 million.

      As you may already be aware, we will be holding an analyst conference in Atlanta on September 10. During the conference we will provide 2002 guidance, allow for updated presentation by management and provide you with an opportunity to engage in detailed Q&A with management. We look forward to seeing you then.

I will now turn the call back to Jamie.

      Jaime Ellertson: Thank you Bob. Now, allow me to add some color to our second quarter results. First, let’s talk about the wins. We signed 82 new customers onto an

S1 solution. Included in these new wins were 7 top 50 financial institutions. In the Internet retail banking space, our major focus was on:

•	the roll out of our new community and regional retail solution – IBS 4.0;

•	upgrading our Consumer Suite customer base to our new 5.x product line for the mid-size and large financial institutions; and

•	launching our Early Adopter Program for our next generation J2EE-based enterprise eFinance architecture, which you may hear us refer to internally as CS 7.0.

In the community and regional sector, we had a good quarter. New customer agreements were up from the first quarter, including new relationships with Cumberland Bancorp in Tennessee, Uptown National Bank in Chicago and Peoples Bank in North Carolina. In addition, we took 44 new banks live and migrated several existing customers onto the new IBS 4.0 product within its first month of availability. We saw significant traction with institutions like Pine Bank, Peoples Bank of Newton and Virginia Coop Credit Union, with the launch of the S1 Customer Center, which is a new portal-type application that gives financial institutions greater on-site control of their web presence. The launch of S1’s Network Management Service was also widely successful with institutions, including Barco Federal Credit Union, Horizon Bank, and East Carolina Bank. S1’s Enterprise eFinance value proposition is resonating well in the community market with innovative institutions like First Community Bancshares, a $1 billion asset-size institution, deploying S1’s Internet Banking System, Cash Management, Customer Center, Network Management Services, Brokerage and M-Power Marketing Solution.

In the large FI sector, we continued to be successful with significant deployments of our Consumer Suite 5.x product within our current customer base, including Regions Bank and Principal Financial in North America and internationally at Zurich Financial Services in the U.K.

Perhaps most important, we saw the number of FIs committing to our CS 7.0 Early Adopter Program almost doubling to include 2 $10-20 billion dollar asset-sized banks, 4 regional institutions, and our first international participant. Because of competitive reasons, however, we will identify the market segment and only identify signed customers.

We also had a very strong showing from our corporate banking group this quarter. Corporate wins included:

•	Bank of America, which signed up for two additional applications – Trade Finance and Aggregation – this quarter. Bank of America is a good example of our Enterprise eFinance strategy at work. They began Q2 with three of our core banking applications installed. During the quarter, we successfully sold additional applications to the same Bank of America user as well as utilized our overall relationship to close a new 7-figure Corporate application sale. This is just one of many examples of how our long-term growth potential – with our more than 1,900 institutions in our base – is substantially aided by the multi-channel reach of Enterprise eFinance strategy.

Additional corporate wins in this quarter included:

•	A seven-figure deal with U.S. Bank – a top 20 bank;

•	Commerce Bank – a top 50 bank;

•	Citizens of Rhode Island – another top 50 bank; and

•	Federal Home Loan Bank

With our multi-channel Customer Interaction product suite (our solution for automated IVR, call center and email support), we began new projects with financial institutions such as Synovus, Insure One and American Express Bank in Hong Kong,

where S is delivering its full suite of integrated Customer Interaction solutions – call center, vCSR, speech recognition.

During the second quarter, we also had very important strategic wins with two new enterprise solution components – S1 Aggregation and S1 Consumer Insurance. We signed Northern Trust, a $30 billion dollar asset size institution, as our first direct account aggregation customer since the Yodlee / Vertical One transaction. The sales effort was led by S1 and strongly supported by Yodlee, our partner in whom we hold a 33% equity position. Northern Trust plans to use data gathered with the S1 Aggregation Service and internally distribute that data to its Passport advisors and relationship managers for use in their wealth management offering.

In Q2, we also gained a new customer for our Consumer Insurance product. A current Consumer Suite customer and top 100 financial institution agreed to move forward with analysis and planning for our integrated bank/insurance solution. This new Insurance customer is particularly important because as a current Consumer Suite banking customer implementing our insurance application, it represent yet another example of our Enterprise eFinance strategy at work. These two new business opportunities are representative of the additional revenue drivers that S1 will focus on in the second half of 2001 to meet and exceed expectations.

Now, I would like to turn to a quick review of our key distribution partners and various revenue and product programs. To support our growing revenue targets and further solidify our leadership position, we announced in June the strengthening of our strategic global alliance with IBM. This agreement extended our ongoing relationship with IBM to include the S1 Consumer Suite, which will be integrated with IBM’s zSeries eServer, WebSphere infrastructure software and DB2 Universal Database. Unlike many other partnerships being formed today, our relationship with IBM has real meat to it, including significant revenue targets over 3 years backed up by direct sales quotas for the IBM sales team. The program includes joint marketing initiatives, cooperative funding, performance benchmarking as well as continued product integration.

We have already seen significant traction from this alliance. Our opportunity list of real prospects went from 3 to 24 in the initial month of the program, and has since more than doubled (64). To increase our success and ensure market penetration, the two companies have also committed to substantial marketing, cross-selling and services activities, including the funding of $500,000 in marketing expenditures to be used over the next 12 months. We believe the IBM partnership will contribute significantly to revenue growth over its life, and the combined S1/IBM footprint offers real value to the customer. This is a strategic partnership that offers a total enterprise solution and brings together the two leading enterprise finance vendors – S1 and IBM.

We also saw progress around our RBS customer conversion program, receiving multiple commitments from RBS customers to upgrade to our new IBS 4.0. Our competitors who had made great claims as to the vulnerability of this customer base have been so far sorely disappointed. Many of our customers are finding that migration of these institutions to our Open eFinance Architecture platform makes a lot of sense. The carefully designed migration program takes into account best feature-for-feature match and ensures minimal disruption of the financial institutions’ users. We have held detailed, in-person meetings with the majority of the direct customers utilizing RBS, and the results are very positive. We continue to expect that we will convert the vast majority of these customers.

Now, I would like to turn your attention to our new Enterprise eFinance platform and application solution – CS 7.0. As I mentioned earlier, we have launched an Early Adopter Program under which certain customers will be working with us on a collaborative and iterative development process. It is designed to engage our customers throughout the product design and development stages, whereby they receive code drops as they are completed. As a result, our customers can have a real impact on the development of the product, and can actually help to build the application to meet their needs, which is a win-win for S1 and for the customer partners. The first two product deliveries have been completed within two weeks of the original schedule. We have delivered CS 7.0 prototypes on the BEA and WebSphere infrastructures. We are still looking to deliver on schedule in late November of this year, with roughly 10 referenceable customers in hand. CS 7.0 is the infrastructure for our eFinance platform and will be an instrumental revenue driver for 2002 and beyond.

      In addition to these customer wins and deployments as well as new revenue distribution agreements, I’d like to quickly, and again, summarize some of our key metrics:

•	First, our revenue was up in virtually every key product category: software license up 13% year over year and our data center revenues up 123 percent year over year

•	Our revenue was spread across our multi-product lines, including corporate banking, retail banking, investments/brokerage, insurance, and our multi-channel customer interaction solution

•	Our gross margin improved from 44 percent to 58 percent

•	We continue aggressively managing our global operating expenses

•	An importantly, I think we can still do better.

•	Finally, I am pleased to state again, as Bob has already mentioned, that our DSO was down from 147 to 102 days.

During the second quarter, we also continued to add to the strength of our management team with a couple of important additions:

1.	First, in early June, we announced that Steve Ely was joining the team as Senior Vice President of Worldwide Marketing. Steve will be responsible for defining and executing the company’s strategic product direction by leading the product management, product marketing, and corporate marketing teams to execute our Enterprise eFinance strategy. His 25 years of experience in product management, marketing and operations with enterprise solution providers ranging from large, global organizations such as Dun & Bradstreet Software, Sybase, NCR and Per-Se Technologies to start-up ventures such as NetVendor, made him the ideal candidate for taking S1 to the next level.

2.	We also announced the addition of Paul Citarella as Vice President of Marketing. Paul brings 18 years of marketing and product development experience in the financial services industry, having spent time at FundTech, CheckFree and Unisys. He will work closely with Steve to execute on S1’s new global marketing initiatives.

3.	In addition, we have hired a chief technology officer – Imad Mouline, who will be responsible for working with the development and product management teams to drive the technology direction and execution of our enterprise eFinance strategy and global applications. He brings numerous years of technology experience to S1, most recently as Director of Technology for BroadVision.

4.	To lead our data center and hosting services, we have hired Mike Major as our VP of Data Center Operations. His 30 years of experience with technology companies, such as Fiserv and Concord EFS, will enable him to bring greater efficiencies and ensure the delivery of superior quality services for our data center customers.

5.	And most recently, we hired a new general manager of our Asia-Pacific and Japan operations, Lui Hua. Lui comes to us from Informix, where he was most recently Corporate VP and General Manager of their Asia Pacific and Japan operations.

6.	And finally, although we continue to make progress on our CFO search, I have nothing to announce at this time. We have made significant progress but still are not ready to extend an offer. Like the Senior VP of Marketing, I consider the CFO to be a key role in our company and we continue to search for the player with the right combination of skills to help drive S1 to the next level.

While I am extremely pleased with today’s results, I believe you expect us to be the first to profitability as the leader in eFinance. We are happy to report today that we understand these expectations and have hopefully delivered substantially ahead of both your expectations and our competitors. However, profitability on an EBITDA basis is not enough. Our vision is much more powerful and much larger. S1 has defined a substantial space – Enterprise eFinance – and we intend to execute on our strategy to capitalize on the opportunities this new space presents to ourselves and our customers. We will enable financial institutions to turn customer interactions into profits by delivering to their customers all of the core financial applications on an integrated platform that supports all access channels. As many of the leading industry analysts have recently stated, financial institutions must move beyond Internet banking solutions and provide an integrated eFinance experience. With S1’s enterprise strategy, financial institutions can use a common platform and a complete set of integrated applications to not only meet this challenge, but also increase profits and customer satisfaction.

As I have mentioned several times, I am pleased with the progress we are making with our Enterprise eFinance strategy. And we will continue to leverage our resources across all S1 entities to execute on this strategy and the related milestones, which include:

•	the deployment of our industry leading J2EE enterprise infrastructure;

•	the delivery of additional financial applications;

•	the integration of our multi-channel technology solutions; and

•	the completion of the development, partnership or purchase of solutions that will enable us to rapidly address the only 2 channels we currently do not support – ATMs (the other online channel) and branch automation (the brick and mortar touch point of most institutions).

Execution around these milestones will not only solidify our leadership position in the Enterprise eFinance space, but will also provide real revenue growth opportunities within existing accounts and enable us to capitalize on new large enterprise sales situations to exceed targets in 2001 and beyond.

Lastly, I want to remind you of our investor and analyst day to be held here in Atlanta on Monday September 10. This meeting will be designed to give each of you an opportunity to meet face to face with the management team and to hear more detail about our plans to leverage our Enterprise eFinance strategy. You will be receiving an invitation with more detailed information on the meeting within the next few days, but I wanted to mention it today so that you can block the time on your calendars. We will look forward to seeing many of you then.

Now, I’d like to open up our earnings call to questions.